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BANNER CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 22, 2011

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Banner Corporation.  The meeting will be held at the Marcus Whitman Hotel at 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 26, 2011, at 10:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of Banner Corporation, as well as a representative of Moss Adams LLP, our independent auditor, will be present to respond to appropriate questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to promptly vote.  You may vote your shares via the Internet or a toll-free telephone number, or by completing and mailing the enclosed proxy card.  If you attend the meeting, you may vote in person even if you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

/s/Mark J. Grescovich

Mark J. Grescovich
President and Chief Executive Officer

BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2011

Notice is hereby given that the 2011 annual meeting of shareholders of Banner Corporation will be held at the Marcus Whitman Hotel at 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 26, 2011, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

Proposal 1.	To elect five directors to each serve for a three-year term.

Proposal 2.	To provide advisory approval of the compensation of our named executive officers.

Proposal 3.	To ratify the Audit Committee’s selection of Moss Adams LLP as our independent auditor for 2011.

Proposal 4.	To approve the amendment of the Amended and Restated Articles of Incorporation of Banner Corporation to effect a 1-for-7 reverse stock split of our common stock.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on March 1, 2011 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by submitting your vote via the Internet or telephone, or by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Albert H. Marshall

ALBERT H. MARSHALL
SECRETARY

Walla Walla, Washington
March 22, 2011

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum.  A proxy card and self-addressed envelope are enclosed for your convenience.  No postage is required if mailed in the United States.

PROXY STATEMENT
OF
BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

ANNUAL MEETING OF SHAREHOLDERS
APRIL 26, 2011

The Board of Directors of Banner Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the 2011 annual meeting of shareholders.  We are first mailing this Proxy Statement and the form of proxy to our shareholders on or about March 22, 2011.

The information provided in this Proxy Statement relates to Banner Corporation and its wholly-owned subsidiaries, Banner Bank and Islanders Bank.  Banner Corporation may also be referred to as “Banner” and Banner Bank and Islanders Bank may also be referred to as the “Banks.”  References to “we,” “us” and “our” refer to Banner and, as the context requires, the Banks.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Tuesday, April 26, 2011
Time:	10:00 a.m., local time
Place:	Marcus Whitman Hotel located at 6 W. Rose Street, Walla Walla, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	To elect five directors to each serve for a three-year term.

Proposal 2.	To provide advisory approval of the compensation of our named executive officers.

Proposal 3.	To ratify the Audit Committee’s selection of Moss Adams LLP as our independent auditor for 2011.

Proposal 4.	To approve the amendment of the Amended and Restated Articles of Incorporation of Banner Corporation to effect a 1-for-7 reverse stock split of our common stock.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who is Entitled to Vote?

We have fixed the close of business on March 1, 2011 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Banner’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Banner common stock you own.  On March 1, 2011, there were 114,424,156 shares of Banner common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a shareholder of record if your shares of Banner common stock are held in your name.  If you are a beneficial owner of Banner common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Banner common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a shareholder of record.

This year, shareholders may vote by proxy via the Internet or a toll-free telephone number, or by mailing a proxy card.  Instructions for voting are found on the proxy card.  Shares of Banner common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR election of each of our director nominees, FOR approval of the compensation of our named executive officers, FOR ratification of the selection of Moss Adams LLP as our independent auditor and FOR the reverse stock split.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse or other party and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted with respect to these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

If a shareholder is a participant in the Banner Corporation Employee Stock Ownership Plan (“ESOP”), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in the participant’s plan account.  Each participant in the ESOP may instruct the trustees how to vote the shares of common stock allocated to the participant’s plan account.  The instructions are confidential and will not be disclosed to Banner.  If an ESOP participant properly executes the proxy card, the ESOP trustee will vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received or for which proper voting instructions are not received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions.  The trustees of the ESOP are Directors Adams, Budke, Casper, Epstein, Klaue, Kravas, Lane, Layman, Mitchell, Orrico, Sirmon and Smith.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Banner common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Banner common stock.  Accordingly, the five nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the five nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote FOR the election of each of our director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the outstanding shares present in person or by proxy at the annual meeting.  Abstentions will have the same effect as a vote against the proposal.  Broker non-votes will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Ratification of the Selection of the Independent Auditor

Ratification of the selection of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the outstanding shares present in person or by proxy at the annual meeting.  Abstentions will have the same effect as a vote against the proposal.  Our Board of Directors unanimously recommends that you vote FOR the ratification of the selection of the independent auditor.

Vote Required to Approve Proposal 4: Reverse Stock Split

Amendment of our Amended and Restated Articles of Incorporation to effect a reverse stock split of our common stock requires the affirmative vote of a majority of the outstanding shares entitled to vote at the annual meeting.  Abstentions will have the same effect as a vote against the proposal.  Our Board of Directors unanimously recommends that you vote FOR the reverse stock split.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 26, 2011

Our Proxy Statement and 2010 Annual Report to Shareholders are available at www.bannerbank.com/proxymaterials.  The following materials are available for review: Proxy Statement; proxy card; and 2010 Annual Report to Shareholders.  Directions to attend the annual meeting, where you may vote in person, can be found online at http://www.marcuswhitmanhotel.com/index.cfm?page=nav7&psub=4.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of Banner in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2011, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Banner’s common stock other than directors and executive officers;

•	each director and director nominee of Banner;

•	each executive officer named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Banner and Banner Bank as a group.

Persons and groups who beneficially own in excess of five percent of Banner’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to us, reports disclosing their ownership under the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Banner’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of the voting record date, there were 114,424,156 shares of Banner common stock outstanding.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding

Beneficial Owners of More Than 5%

Donald Smith & Co., Inc.	10,819,060	(2)	9.46
Donald Smith Long/Short Equities Fund, L.P.
152 West 57th Street
New York, New York 10019

Sy Jacobs	6,335,280	(3)	5.54
Jacobs Asset Management, LLC
11 East 26th Street
New York, New York 10010

Thomas K. Brown Second Curve Capital, LLC 237 Park Avenue, 9th Floor New York, New York 10017	9,535,707	(4)	8.33

Wellington Management Company	7,438,200	(5)	6.50
280 Congress Street
Boston, Massachusetts 02210

Directors

Robert D. Adams	119,804	(6)	*
Gordon E. Budke	29,036		*
David B. Casper	70,205	(7)	*
Edward L. Epstein	46,610		*
Jesse G. Foster	69,156	(8)	*
David A. Klaue	949,142	(9)	*
Constance H. Kravas	59,614	(10)	*
Robert J. Lane	43,500	(11)	*
John R. Layman	151,471	(12)	*
Dean W. Mitchell	116,850	(13)	*
Brent A. Orrico	519,871	(14)	*
Gary Sirmon	256,517	(15)	*
Michael M. Smith	143,589	(16)	*

Named Executive Officers

Mark J. Grescovich**	165,955		*
D. Michael Jones**	158,112	(17)	*
Lloyd W. Baker	82,534	(18)	*
Richard B. Barton	34,479		*
Cynthia D. Purcell	23,311		*
Paul E. Folz	40,981	(19)	*

All Executive Officers and Directors as a Group (24 persons)	3,225,594		2.82
______________

*	Less than 1% of shares outstanding.
**	Also a director of Banner. Mr. Jones retired as an executive officer in 2010.
(1)
Shares held in accounts under the ESOP and shares of restricted stock granted under Mr. Grescovich’s employment agreement, as to which the holders have voting power but not investment power, are included as follows: Mr. Grescovich, 115,955 shares; Mr. Jones, 4,062 shares; Mr. Baker, 11,704 shares; Mr. Barton, 3,729 shares; Ms. Purcell, 7,394 shares; Mr. Folz, 3,711 shares; and all executive officers and directors as a group, 170,699 shares. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to Banner’s stock option plans: Mr. Adams, 1,000; Mr. Budke, 18,150; Mr. Casper, 1,000; Mr. Epstein, 18,150;

(Footnotes continue on following page)

Ms. Kravas, 18,150; Mr. Klaue, 10,500; Mr. Lane, 10,500; Mr. Layman, 10,500; Mr. Mitchell, 1,000; Mr. Smith, 18,150; Mr. Baker, 11,800; Mr. Barton, 21,000; Ms. Purcell, 11,800; Mr. Folz, 21,000; and all executive officers and directors as a group, 196,700.
(2)	Based on a Schedule 13G dated February 11, 2011, which reports that Donald Smith & Co., Inc. has sole voting power over 9,080,783 shares and sole dispositive power over 10,819,060 shares, and Donald Smith Long/Short Equities Fund, L.P. has sole voting power over 33,577 shares and sole dispositive power over 10,819,060 shares.
(3)	Based on a Schedule 13G dated February 14, 2011, which reports shared voting and dispositive power over the shares reported.
(4)	Based on a Schedule 13G dated January 10, 2011, which reports shared voting and dispositive power over the shares reported.
(5)	Based on a Schedule 13G dated February 14, 2011, which reports shared voting and dispositive power over the shares reported.
(6)	Includes 13,270 shares owned by a trust directed by Mr. Adams.
(7)	Includes 16,975 shares held jointly with his wife.
(8)	Includes 39,705 shares owned solely by his wife.
(9)	Includes 611,023 shares owned by companies controlled by Mr. Klaue.
(10)	Includes 6,112 shares held jointly with her husband.
(11)	Includes 33,000 shares held jointly with his wife.
(12)	Includes 75,000 shares which have been pledged.
(13)	Includes 35,512 shares held jointly with his wife.
(14)	Includes 312,964 shares owned by companies controlled by Mr. Orrico and 131,352 shares owned by trusts directed by Mr. Orrico.
(15)	Includes 90,302 shares owned by companies controlled by Mr. Sirmon.
(16)	Includes 10,200 shares held jointly with his wife, 16,000 shares owned solely by his wife and 50,000 shares owned by a company controlled by Mr. Smith.
(17)	Includes 1,000 shares held as custodian for minors.
(18)	Includes 847 shares owned solely by his wife and 52,428 shares held jointly with his wife.
(19)	Includes 12,800 shares held jointly with his wife.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of 15 members and is divided into three classes.  One-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  However, Dean W. Mitchell has reached our mandatory retirement age and will retire effective as of the annual meeting.  At that time, the Board will reduce its size from 15 to 14 members.  The table below sets forth information regarding each director of Banner and each nominee for director.  The Corporate Governance/Nominating Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as Banner directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Jesse G. Foster, Mark J. Grescovich, D. Michael Jones, David A. Klaue and Brent A. Orrico.

Name	Age as of December 31, 2010	Year First Elected or Appointed Director (1)	Term to Expire

BOARD NOMINEES

Jesse G. Foster	72	1996	2014 (2)
Mark J. Grescovich	46	2010	2014 (2)
D. Michael Jones	68	2002	2014 (2)
David A. Klaue	57	2007	2014 (2)
Brent A. Orrico	61	1999	2014 (2)

DIRECTORS CONTINUING IN OFFICE

Gordon E. Budke	68	2002	2012
David B. Casper	74	1976	2012
Constance H. Kravas	64	2004	2012
John R. Layman	52	2007	2012
Michael M. Smith	56	2003	2012

(Table continues on following page)

Name	Age as of December 31, 2010	Year First Elected or Appointed Director (1)	Term to Expire

Robert D. Adams	69	1984	2013
Edward L. Epstein	74	2003	2013
Robert J. Lane	65	2007	2013
Gary Sirmon	67	1983	2013
_______________
(1)      Includes prior service on the Board of Directors of Banner Bank for all directors who have served since 1995 or earlier.
(2)      Assuming election or re-election.

Information Regarding Nominees for Election.  Set forth below is the present principal occupation and other business experience during the last five years of each nominee for election, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director of Banner.

Jesse G. Foster is Vice Chairman of the Board and a director of Banner and Banner Bank.  Mr. Foster retired as an officer of Banner as of the end of 2003 and has since that time served as a consultant to Banner Bank.  He was formerly the Chief Executive Officer, President and a Director of Inland Empire Bank, which he joined in 1962.  Mr. Foster’s banking career gave him expertise in all areas of banking.

Mark J. Grescovich is President and Chief Executive Officer, and a director, of Banner and Banner Bank.  Mr. Grescovich joined Banner and Banner Bank as President in April 2010 and became Chief Executive Officer in August 2010.  Prior to joining Banner and Banner Bank, Mr. Grescovich was the Executive Vice President and Chief Corporate Banking Officer for Akron, Ohio-based FirstMerit Corporation and FirstMerit Bank N.A., a commercial bank with $14.5 billion in assets and over 200 branch offices.  He assumed the role and responsibility for FirstMerit’s commercial and regional line of business in 2007, having served since 1994 in various commercial and corporate banking positions, including that of Chief Credit Officer.  Prior to joining FirstMerit, Mr. Grescovich was a Managing Partner in corporate finance with Sequoia Financial Group, Inc. of Akron, Ohio and a commercial and corporate lending officer and credit analyst with Society National Bank of Cleveland, Ohio.  He has a Bachelor of Business Administration degree in finance from Miami University and a Master of Business Administration degree, also in finance, from The University of Akron.  Mr. Grescovich’s career has provided him with a wealth of expertise in banking.

D. Michael Jones retired in 2010 as President and Chief Executive Officer of Banner and Banner Bank.  He joined Banner Bank in 2002 following an extensive career in banking, finance and accounting.  Mr. Jones is a Certified Public Accountant (Inactive) and served as President and Chief Executive Officer from 1996 to 2001 for Source Capital Corporation, a lending company in Spokane, Washington.  From 1987 to 1995, Mr. Jones served as President of West One Bancorp, a large regional banking franchise based in Boise, Idaho.  Mr. Jones’ banking career has given him expertise in all areas of banking.

David A. Klaue served as Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007.  He is Chairman of the Board of Empire Lumber Co., a diversified wood products manufacturer with operations in Washington, Idaho and Montana; Felts Field Aviation, an air transportation company; Park Ranch Land & Cattle Co., a cow/calf, feeder and hay producer; and Empire Investments, a real estate investment company, companies with which he has been affiliated for over 31 years.  He is a managing member in various other real estate investment, equipment and sales companies.  Mr. Klaue’s career has afforded him expertise in business, agricultural and real estate management.

Brent A. Orrico is President of FAO Corporation, an asset management company, and is a principal of B & O Financial Management Company, with which he has been affiliated for 15 years.  Mr. Orrico has 31 years of experience in banking and finance-related business activities, including having served as an executive officer at a major financial institution and being a founding member of two community banks.  Mr. Orrico also serves as a director of Islanders Bank.

Information Regarding Incumbent Directors.  Set forth below is the present principal occupation and other business experience during the last five years of each director continuing in office, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on Banner’s Board of Directors.

Gordon E. Budke is President of Budke Consulting, PLLC, which specializes in general business assistance to small and growing companies.  A Certified Public Accountant with over 34 years of experience in public accounting, Mr. Budke retired as a partner from Coopers & Lybrand (now PricewaterhouseCoopers) in October 1997.  His qualification as an audit committee financial expert was the primary reason for his nomination to the Board.  Mr. Budke also serves on the Board of Directors of Yokes Foods, Inc.

David B. Casper is President of David Casper Ranch, Inc., a farming operation he has owned since 1973.  Mr. Casper has expertise in the area of agricultural lending and has gained a wealth of experience in his 35 years as a director of Banner.

Constance H. Kravas is the University of Washington’s Vice President for Development and Alumni Relations and also serves as the President of University of Washington Foundation.  Prior to joining the University of Washington in 2001, she served as Vice Chancellor for University Advancement at the University of California, Riverside, and as Vice President for Advancement of Washington State University and President of the Washington State University Foundation.  Ms. Kravas has over 30 years of experience in leadership and management positions for not-for-profit boards.

John R. Layman served as co-Vice Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007.  He is managing partner of Layman, Layman & Robinson, PLLP, with which he has been associated since 1983.  His areas of practice include real estate development, commercial litigation, personal injury and product liability.  He also has experience in corporate duties, securities litigation, fiduciary obligations and reporting requirements.

Michael M. Smith has managed a family-owned farming and orchard operation, B.T. Loftus Ranches, Inc., in Washington’s Yakima valley since 1974.  He is also a founder, director and former president of Yakima Chief, Inc., an international hops sales organization.  Mr. Smith’s career has afforded him experience in managing financial and operational aspects of agricultural companies.

Robert D. Adams recently sold his business interests as a partner in and the President and Chief Executive Officer of Carroll Adams Tractor Co., which sold and rented farm, industrial and consumer equipment and with which he was affiliated for 36 years.  Through his career, Mr. Adams developed expertise in management, risk assessment, and  agricultural and commercial building construction.

Edward L. Epstein retired in 2008 as a partner in the Portland, Oregon, law firm of Stoel Rives LLP, which he joined 1962.  Mr. Epstein is a corporate lawyer who focused on mergers and acquisitions, federal income taxation of corporations, advice to boards of directors and corporate governance matters.  He co-chaired the firm’s mergers and acquisitions practice group for a number of years, and gave advice to businesses of all sizes, including those in the banking and financial services sector.

Robert J. Lane is a retired banking executive who spent his 29-year banking career with Seattle First National Bank, Idaho First National Bank, West One Bancorp and U.S. Bancorp.  Mr. Lane’s banking career afforded him the opportunity to gain expertise in management, credit-related production, corporate and commercial banking, and commercial real estate.  He is President of Lane Farms, Inc. of La Grande, Oregon and has other real estate and investment interests.

Gary Sirmon is Chairman of the Board and a director of Banner and Banner Bank.  He joined Banner Bank in 1980 as an Executive Vice President and served as its Chief Executive Officer from 1982 until February 2002.  Mr. Sirmon’s extensive career in banking has given him expertise in management, strategic planning, risk management, and mergers and acquisitions.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors conducts its business through Board meetings and through its committees.  During the year ended December 31, 2010, the Board of Directors held 13 meetings.  No director attended fewer than 75% of the total meetings of the Board and committees on which such person served during this period.

Committees and Committee Charters

The Board of Directors has standing Executive, Audit, Compensation, Risk and Corporate Governance/Nominating Committees.  The Board has adopted written charters for the Audit, Compensation, Risk and Corporate Governance/ Nominating Committees and although copies of these charters are not available on our website,  the charters, excepting the Risk Committee charter, must be attached to the annual meeting proxy statement at least once every three years or when the charter has been materially amended.  The Audit Committee charter is attached to this Proxy Statement as Appendix A, the Compensation Committee charter was attached to the Proxy Statement for the 2010 annual meeting, and the Corporate Governance/Nominating Committee charter was attached to the Proxy Statement for the 2009 annual meeting.

Executive Committee

The Executive Committee, consisting of Directors Orrico (Chairman), Budke, Foster, Grescovich, Lane and Sirmon, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to, among other things, declare dividends, authorize the issuance of stock, amend the Bylaws or approve any agreement of merger or consolidation other than mergers with Banner subsidiaries.  The Executive Committee did not meet during the year ended December 31, 2010.

Audit Committee

The Audit Committee, consisting of Directors Budke (Chairman), Adams, Layman and Smith, oversees management’s fulfillment of its financial reporting responsibilities and maintenance of an appropriate internal control system.  It also has the sole authority to appoint or replace our independent auditor and oversees the activities of our internal audit functions.  The Audit Committee believes it has fulfilled its responsibilities under its charter.  The Committee met 16 times during the year ended December 31, 2010.

Each member of the Audit Committee is “independent,” in accordance with the requirements for companies quoted on NASDAQ.  In addition, the Board of Directors has determined that Mr. Adams and Mr. Budke meet the definition of “audit committee financial expert,” as defined by the SEC.

Compensation Committee

The Compensation Committee, which consists of Directors Lane (Chairman), Casper, Klaue and Mitchell, sets salary policies and levels for senior management and oversees all of our salary and incentive compensation programs.  The Committee believes it has fulfilled its responsibilities under its charter.  The Compensation Committee met four times during the year ended December 31, 2010.

Each member of the Compensation Committee is “independent,” in accordance with the requirements for companies quoted on NASDAQ.  The Committee meets, outside of the presence of Mr. Grescovich, to discuss his compensation and make its recommendation to the full Board, which then votes on his compensation.  Mr. Grescovich makes recommendations to the Compensation Committee regarding the compensation of all other executive officers.  The Committee considers the recommendations of Mr. Grescovich and makes its recommendation to the full Board, which then votes on executive compensation.

Risk Committee

The Risk Committee, consisting of Directors Orrico (Chairman), Budke, Grescovich, Lane and Sirmon, was established in September 2010 to provide effective oversight of our enterprise-wide risk structure and the processes established to identify, measure, monitor and manage our credit risk, market and liquidity risk, interest rate risk and operating risk, including technology, legal and compliance risk.  The Committee also reviews management’s strategies and policies for managing these risks and serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness.  The Risk Committee met twice during the year ended December 31, 2010.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee, consisting of Directors Orrico (Chairman), Epstein and Kravas, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of Banner.  The Committee also selects nominees for the election of directors and develops a list of nominees for board vacancies.  The Corporate Governance/Nominating Committee believes it has fulfilled its responsibilities under its charter.  Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on NASDAQ.  The Committee met five times during the year ended December 31, 2010.

The Corporate Governance/Nominating Committee met on January 25, 2011 to nominate directors for election at the annual meeting.  Only those nominations made by the Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s level of success and respect in the candidate’s field, as well as the candidate’s independence, communication skills, education, character and community involvement.  The Committee also considers the candidate’s knowledge of the banking business and whether the candidate would provide for adequate representation of our market area.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  The Committee does not specifically consider diversity in identifying nominees for director; however, the Committee believes that the judicious application of the criteria described above provide Banner with a well-rounded and effective Board with a diverse range of experience and perspectives.

In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Banner director.  The Committee will consider director candidates recommended by our shareholders.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

Leadership Structure

The positions of Chairman of the Board and of President and Chief Executive Officer are held by two persons.  This has been the case since 1995, when Banner was formed to become the holding company for Banner Bank.  The Board believes this structure is appropriate for Banner because it provides the Board with capable leadership and independence from management.  It also allows the President and Chief Executive Officer to focus on the day-to-day business of managing Banner, while the Chairman leads the Board.

Board Involvement in the Risk Management Process

The Board of Directors recognizes that effective risk management requires a high level of cooperation between the Board and senior management.  Nonetheless, the Board has established and maintains its independence in overseeing the conduct of Banner, including the risk management process.  The Board’s leadership structure takes into account its risk administration function by the conduct of its business through Board meetings and through its committees, in particular the Corporate Governance/Nominating, Audit and Risk Committees, as well as by the separation of the positions of Chairman of the Board and of President and Chief Executive Officer as described above.

Directors keep themselves informed of the activities and condition of Banner and of the risk environment in which it operates by regularly attending Board and assigned Committee meetings, and by review of meeting materials, auditor’s findings and recommendations, and supervisory communications.  Directors stay abreast of general industry trends and any statutory and regulatory developments pertinent to Banner and the Banks by periodic briefings by senior management, counsel, auditors or other consultants, and by more formal director education.  The Corporate Governance/ Nominating Committee monitors and evaluates director training and information resources.

The Board oversees the conduct of Banner’s business and administers the risk management function by:

•	selecting, evaluating, and retaining competent senior management;

•	establishing, with senior management, Banner’s long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;

•	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;

•	overseeing Banner’s business performance; and

•	ensuring that the Banks help to meet our communities’ credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to the operation of Banner and the Banks.

The Board ensures that all significant risk taking activities are covered by written policies that are communicated to appropriate employees.  Specific policies cover material credit, market, liquidity, operational, legal and reputation risks.  The policies are formulated to further Banner’s business plan in a manner consistent with safe and sound practices.  The Board ensures that all such policies are monitored by senior management to make certain that they conform with changes in laws and regulations, economic conditions, and Banner’s and the Banks’ circumstances.  The policies are implemented by senior management who develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations, and to protect Banner against external crimes and internal fraud and abuse.

The Board’s policies also establish mechanisms for providing the Board with the information needed to monitor Banner’s operations.  This includes senior management reports to the Board.  These reports present information in a form meaningful to members of the Board, who recognize that the level of detail and frequency of individual senior management reports will vary with the nature of the risk under consideration and Banner’s and the Banks’ unique circumstances.

The Board further enhanced its involvement in the risk management process in September 2010 by the establishment of a Risk Committee.  The Risk Committee reviews management’s strategies and policies for managing enterprise-wide risks and the processes established to identify, measure, monitor and manage those risks.  The Risk Committee also serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness.

The Board has also established a mechanism for independent third party review and testing of compliance with policies and procedures, applicable laws and regulations, and the accuracy of information provided by senior management.  This is accomplished, for example, by an internal auditor reporting directly to the Audit Committee.  In addition, an annual external audit is performed. The Audit Committee reviews the auditors’ findings with senior management and monitors senior management’s efforts to resolve any identified issues and recommendations.  The Audit Committee provides regular reports of its activities to the Board.

The Board also reviews reports of inspection and examination or other supervisory activity, and any other material correspondence received from Banner’s regulators.  Findings and recommendations, if any, are carefully reviewed, and progress in addressing such matters is routinely monitored.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Corporate Governance/Nominating Committee is responsible for initiatives to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and NASDAQ rules governing corporate governance.  The Committee will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Code of Ethics.  On June 19, 2003, the Board of Directors adopted the Officer and Director Code of Ethics.  The Code is applicable to each of our directors and officers, including the principal executive officer and senior financial officers, and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Ethics was filed as an exhibit to Banner’s Annual Report on Form 10-K for the year ended December 31, 2004.

Communications with Shareholders.  The Board of Directors maintains a process for shareholders to communicate with the Board.  Shareholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Banner Corporation, 10 S. First Avenue, Walla Walla, Washington 99362.  Any communication must state the number of shares beneficially owned by the shareholder making the communication.  The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of shareholders.  All directors attended last year’s annual meeting of shareholders.

Related Party Transactions.  We have a number of written policies governing transactions with related parties.  These policies are intended to ensure that all transactions entered into with related parties are in the best interests of Banner and its shareholders.  As a general rule, transactions with directors and officers, and their related interests are prohibited.  An exception applies to normal banking relationships.

Our Code of Ethics provides that where an officer or director finds that any financial or business relationship with customers, consultants, or vendors may impair, or appear to impair, the independence of business judgment on behalf of Banner, that person must (1) disclose fully to a supervisor, the Chief Executive Officer or to the Board of Directors the existence and nature of the conflict and (2) remove and insulate himself/herself from all decision-making and action related to that financial or business activity of Banner.  Each year, our directors and officers complete a conflict of interest questionnaire to ensure that no conflicts, or potential conflicts, of interest are overlooked.

The Banks have followed a policy of granting loans to our employees, officers and directors, which fully complies with all applicable federal regulations.  All outstanding loans to our directors and executive officers: (1) were made in the ordinary course of business; (2) were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Banks; and (3) did not involve more than the normal risk of collectibility or present other unfavorable features when made.  Loans made to executive officers and directors are granted pursuant to the normal underwriting procedures of the Banks.  Loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to that person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.  All lines of credit to insiders that, combined with other loans, do not exceed $500,000 for directors and their related interests or $100,000 for executive officers and that do not fall within the exceptions to Regulation O of the Board of Governors of the Federal Reserve System must be approved by the Board of Directors at least annually.  All loan approval and review procedures are governed by written policies.

In addition, each director and executive officer completes a form annually to identify all related interests.  Deposit and loan accounts of directors, executive officers and related interests are then coded with special markers so that developments can be tracked.  Our Regulation O officer, a compliance specialist, monitors developments monthly and completes a quarterly report of Regulation O compliance which is submitted to the Board of Directors.

Director Independence.  Our common stock is listed on The NASDAQ Global Select Market.  In accordance with NASDAQ rules, at least a majority of our directors must be independent directors.  The Board has determined that 12 of our 15 directors are “independent,” as defined by NASDAQ.  Robert D. Adams, Gordon E. Budke, David B. Casper, Edward L. Epstein, David A. Klaue, Constance H. Kravas, Robert J. Lane, John R. Layman, Dean W. Mitchell, Brent A. Orrico, Gary Sirmon and Michael M. Smith are independent.

DIRECTORS’ COMPENSATION

Director Compensation Table

The following table shows the compensation paid to our non-employee directors for 2010.  Compensation information for Mark J. Grescovich, a director and our President and Chief Executive Officer, and D. Michael Jones, a director and our former President and Chief Executive Officer, is included in the section entitled “Executive Compensation.”  We do not offer any non-equity incentive plan compensation to directors and the directors did not receive any stock or option awards in 2010; therefore, these columns have been omitted from the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)

Robert D. Adams	48,000	--	221	48,221
Gordon E. Budke	71,000	--	290	71,290
David B. Casper	37,000	--	164	37,164
Edward L. Epstein	52,000 (3)	--	209	52,209
Jesse G. Foster	3,000 (4)	(5)	141,247 (6)	144,247
David A. Klaue	36,000	--	157	36,157
Constance H. Kravas	38,000	--	179 (7)	38,179
Robert J. Lane	40,500	--	162	40,662
John R. Layman	49,000	--	236	49,236
Dean W. Mitchell	37,500	--	158	37,658
Brent A. Orrico	70,350 (8)	--	209	70,559
Gary Sirmon	58,000 (3)	(9)	139,228 (10)	197,228
Michael M. Smith	49,000	--	221	49,221
_______________
(1)
The following directors deferred all or a portion of their fees into Banner common stock or life insurance, pursuant to the deferred fee agreements described below: Adams, Casper, Kravas, Mitchell and Orrico.

(2)
Unless otherwise noted, consists of business and occupation tax reimbursement. Effective July 1, 2010, Washington State subjects directors’ fees to a 1.8% business and occupation tax, which Banner has agreed to reimburse or pay on the director’s behalf.

(3)	Includes $3,000 in fees for attending meetings of the Board of Directors of Community Financial Corporation, a subsidiary of Banner Bank.
(4)
Pursuant to the terms of his consulting agreement (described below), Mr. Foster did not receive an annual retainer and did not earn fees for attending Board or committee meetings of Banner or Banner Bank. However, he did receive meeting fees for attending meetings of the Board of Directors of Community Financial Corporation.

(5)	The present value of Mr. Foster’s supplemental retirement benefits decreased by $50,552 in 2010.
(6)
Mr. Foster received $66,000 pursuant to his consulting agreement and $72,000 pursuant to his supplemental retirement agreement (each as described below), as well as an aggregate of $3,247 for a car allowance, country club dues and life insurance premiums paid.

(7)	In addition to business and occupation tax reimbursement, includes dividends received on restricted stock.
(8)	Includes $20,100 in fees for attending meetings of the Board of Directors of Islanders Bank.
(9)	The present value of Mr. Sirmon’s supplemental retirement benefits and salary continuation plan decreased by $58,800 in 2010.
(10)
Mr. Sirmon received $77,062 pursuant to his salary continuation agreement and $57,604 pursuant to his supplemental retirement agreement (each as described below), as well as an aggregate of $4,562 for life insurance premiums, country club dues, and business and occupation tax reimbursement.

During the year ended December 31, 2010, non-employee directors of Banner received an annual retainer of $33,000 and a fee of $1,000 per committee meeting attended.  The Chairman of the Board receives an additional $20,000 annual retainer, the Chairman of the Audit Committee receives an additional $20,000 annual retainer and the Chairmen of the Compensation Committee, Risk Committee and Corporate Governance/Nominating Committee receive an additional $250 per committee meeting attended.  Non-employee directors who serve on the Board of Community Financial Corporation, a subsidiary of Banner Bank, receive $500 for each meeting attended. Non-employee directors who serve on the Board of Islanders Bank receive an annual retainer of $17,400 and $300 per committee meeting attended.  Officers of Banner or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Board committees. The Board of Directors typically determines whether to adjust the annual retainer and meeting fees of directors in April of each year and from time to time requests recommendations from the Compensation Committee.

In order to encourage the retention of qualified directors, we have entered into deferred fee agreements whereby directors may defer all or a portion of their regular fees until retirement.  Each director may direct the investment of the deferred fees toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We have established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the directors have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred fee agreements provide pre-retirement death and disability benefits in an amount equal to the value of the director’s account balance upon the occurrence of either event.  At retirement, a director, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years.  In connection with its acquisitions, Banner also assumed liability for certain deferred compensation plans for the acquired institutions’ directors.  At December 31, 2010, our estimated deferred compensation liability accrual with respect to non-employee directors under these agreements was $3.1 million.

Banner Bank entered into a salary continuation agreement in October 1993 with Mr. Gary Sirmon, a director and former Chairman, President and Chief Executive Officer of Banner and Banner Bank, to ensure his continued service through retirement.  Mr. Sirmon retired on July 16, 2005 and will receive monthly payments over a minimum of a 180-month period following retirement.  The annual payment for Mr. Sirmon under this agreement is $77,062, or approximately $6,422 per month.

Banner Bank also is party to an agreement with Mr. Sirmon to provide him with supplemental retirement benefits.  Banner Bank has purchased life insurance to recover these benefits and the benefits payable under the salary continuation agreement upon Mr. Sirmon’s death. The agreement provides that, following Mr. Sirmon’s retirement at or after attaining age 62 (which occurred on July 16, 2005) and for a minimum of a 180-month period thereafter, Banner Bank will pay him (or his beneficiary) an annual benefit based on his level of pre-retirement compensation and other retirement benefits.  The annual payment for Mr. Sirmon under this agreement is $57,604, or approximately $4,800 per month.

Banner Bank entered into a consulting agreement with Mr. Jesse G. Foster, a director and former executive officer of Banner, in December 2003.  The agreement originally provided for compensation of $10,000 per month.  Effective January 1, 2010, the compensation was reduced to $8,000 per month to reflect a reduction in his consulting engagement and effective March 1, 2010, the compensation was further reduced to $5,000 per month.  On November 15, 2010, Mr. Foster submitted a letter terminating the consulting agreement effective December 31, 2010.  The monthly compensation for 2010 includes any Board or committee fees payable to Mr. Foster.

Banner Bank also is party to an agreement with Mr. Foster to provide him with supplemental retirement benefits.  Banner Bank has purchased life insurance to recover the benefits payable under this agreement upon Mr. Foster’s death.  The agreement provides that, following Mr. Foster’s retirement at or after attaining age 62 and for a 12-year period thereafter, Banner Bank will pay him (or his beneficiary) an annual benefit equal to 40% of his average annual salary during the three years preceding his retirement.  Mr. Foster retired as an executive officer effective as of December 31, 2003 and is receiving payments of $6,000 per month under this agreement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Banner Board of Directors is responsible for setting the policies and compensation levels for Banner directors, officers and employees, while the Compensation Committee of the Banner Bank Board of Directors is responsible for setting the policies and compensation levels for Banner Bank directors, officers and employees.  Banner Bank is the primary subsidiary of Banner.  Each Committee is responsible for evaluating the performance of its Chief Executive Officer while the Chief Executive Officer evaluates the performance of other senior officers and makes recommendations to the appropriate Committee regarding compensation levels.

The Compensation Committee continually reviews executive compensation.  The recent economic downturn has impacted and will continue to impact our compensation for the foreseeable future.  In particular, we did not pay any bonuses to the named executive officers for 2008, 2009 and 2010 and do not anticipate paying any bonuses to the named executive officers for 2011.  On November 21, 2008, Banner received $124 million from the U.S. Department of the Treasury as part of the Capital Purchase Program.  The additional capital is intended to enhance our capacity to support the communities we serve through expanded lending activities and economic development.  Participation in this program affects executive compensation, as described below.

Impact of American Recovery and Reinvestment Act of 2009 on Executive Compensation.  Effective November 21, 2008, Banner completed the sale to the U.S. Department of the Treasury of 124,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), with a related warrant to purchase 1,707,989 shares of Banner’s common stock (the “Treasury Warrant”).  The issuance was the result of the Treasury’s approval of Banner’s application to participate in the Treasury’s Capital Purchase Program, which was established by Treasury pursuant to the authority granted by the Emergency Economic Stabilization Act of 2008 (the “EESA”).  Banner was required to make certain changes to its executive compensation arrangements as necessary to comply with the provisions of the EESA.  Effective February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”).  The ARRA amends the provisions of the EESA that are applicable to Troubled Asset Relief Program (“TARP”) recipients, such as Banner.  Accordingly, Banner is now subject to additional limitations on executive compensation, including a provision for recovery of bonus, retention awards, or incentive compensation paid based on earnings, revenue, gains or other criteria later found to be materially inaccurate, a prohibition on making golden parachute payments (including payments on account of termination of employment), a prohibition on paying or accruing any bonus, retention award or incentive compensation (except for certain grants of long-term restricted stock), and providing tax gross-ups.  These restrictions and prohibitions apply to various Banner officers, as discussed in greater detail herein.

Objectives and Overview of the Compensation Program.  Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders.  The principles underlying the executive compensation policies include the following:

•	to attract and retain key executives who are vital to our long-term success and are of the highest caliber;

•	to provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance;

•	to motivate executives to enhance long-term shareholder value by granting awards tied to the value of our common stock; and

•	to integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

The Committees consider a variety of subjective and objective factors in determining the compensation package for individual executives including: (1) the performance of Banner and Banner Bank as a whole with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Banner and Banner Bank during the year.

Compensation Consultant.  In 2010, the Banner Compensation Committee engaged Swanson Advisory Services, LLC to assist the Committee with its periodic review of Banner’s executive pay practices by performing a total compensation benchmarking analysis.  In particular, Swanson reviewed and analyzed the current executive compensation and benefit practices for the named executive officers, comparing these practices to those of Banner’s peer group.  The peer group consists of 23 financial institutions ranging in total assets from $1 billion to $12.6 billion and headquartered in Washington, Oregon, Montana, California, Nevada, Colorado and New Mexico.  Swanson presented data in two groupings: (1) the subset of 12 Northwest financial institutions Banner has historically monitored, and (2) all 23 financial institutions, including 11 western institutions that are similar in asset size to Banner.  Banner has historically monitored the following 12 financial institutions:

AmericanWest Bancorporation	Pacific Continental Corporation
Cascade Bancorp	Sterling Financial Corp.
Cascade Financial Corp.	Umpqua Holdings Corporation
Columbia Banking System	Washington Banking Co.
First Interstate BancSystem	Washington Federal
Glacier Bancorp, Inc.	West Coast Bancorp

Banner monitored this peer group because management believes these institutions represent Banner’s most direct competitors in the markets it serves, in terms of services offered as well as competition for employees.  Swanson added the following western financial institutions to its analysis:

Co Biz Financial	PacWest Bancorp
CVB Financial Corp	PremierWest Bancorp
F&M Bank of Long Beach	Westamerica Bancorporation
First State Bancorporation	Western Alliance Bancorp
Nara Bancorp	Wilshire Bancorp
Pacific Capital Bancorp

These institutions were added to provide better comparative data for financial institutions similar to Banner in terms of asset size.  Swanson presented the results of its benchmarking analysis to the Compensation Committee in October 2010.  The Committee considered the results of the analysis in determining whether any changes to executive compensation were necessary; however, as a result of restrictions on executive compensation as a result of Banner’s participation in the Treasury’s Capital Purchase Program, the Committee made no changes based on the analysis presented by Swanson.

Compensation Program Elements.  The Compensation Committees focus primarily on the following five components in forming the total compensation package for our named executive officers:

•	base salary;

•	incentive compensation;

•	deferred compensation;

•	long-term incentive compensation; and

•	participation in a supplemental executive retirement program.

The current compensation plans involve a combination of base salary, deferred compensation, long-term incentive compensation and a supplemental executive retirement program to ensure the continued service of executive officers.  During the year ended December 31, 2010, there were no at-risk incentives to reward short-term performance and none are contemplated for 2011 as a result of Banner’s participation in the Treasury’s Capital Purchase Program.

Base Salary.  The salary levels of executive officers are designed to be competitive within the banking and financial services industries.  In addition to the benchmarking analysis described above, the Compensation Committees evaluate current salary levels by surveying similar institutions in Washington, Oregon, the Northwest and the United States.  The Committees’ peer group analyses focus on asset size, nature of ownership, type of operation and other common factors.  Specifically, the Committees annually review the Northwest Financial Industry Salary Survey prepared by Milliman (actuaries and consultants) in association with the Washington Bankers Association, the Washington Financial League and the Oregon Bankers Association, covering 96 Northwest financial organizations in Washington, Oregon and Idaho, the American Bankers Association 2010 Compensation and Benefits Survey, which covers 317 responding financial institutions, the Moss Adams 2010 Bankers’ Compensation Survey, covering 113 respondents, the Compensation Data 2010 Banking and Finance West survey published by Compdata Surveys, covering 225 banking and finance companies in the western United States, the 2010/2011 Financial Services Survey Report on Executive and General Industry Personnel Compensation prepared by Towers Watson covering 109 financial services organizations, the 2011 IT Salary Survey prepared by Janco Associates, Inc. covering 281 large companies and 703 mid-sized companies representing all industries, and the 2011 Accounting and Finance Salary Guide prepared by Robert Half International.

The Compensation Committees take a number of factors into account when setting the base salaries of the named executive officers.  These factors include peer data provided by compensation consultants and the Committees’ review of compensation surveys, the officer’s level of experience, the responsibilities assigned to the officer and the officer’s performance during the previous year.

Incentive Compensation Program. Historically, a short-term incentive plan had been in effect for the officers of Banner Bank which was designed to compensate for performance.  The plan was designed to provide for incentive compensation with established targets of 35% of salary for the Chief Executive Officer, 30% of salary for executive vice presidents and 18% to 25% of salary for certain other officers.  In certain circumstances, incentive compensation was payable at higher levels based on exceptional performance.  In making awards under this plan, the Compensation Committee, the President and Chief Executive Officer or executive officers, as appropriate, reviewed quantifiable data related to specific shared corporate goals and individual performance goals.  Individual performance goals varied significantly depending primarily on the assigned responsibilities of each officer and may have included such items as business unit performance measures, staff management, project completion, or individual loan or deposit production totals.  However, as a result of the economic environment and Banner’s anticipated operating results, no awards were contemplated or paid for the year ended December 31, 2010.  In addition, Banner’s participation in the Treasury’s Capital Purchase Program currently prohibits it from paying or accruing any bonus, retention award or incentive compensation to its five most highly compensated employees; therefore, Mr. Jones, Ms. Purcell and three employees who are not named executive officers were not eligible to receive incentive awards for the year ended December 31, 2010.  This prohibition will be effective for as long as the 124,000 shares of Banner’s Series A Preferred Stock sold to the Treasury remain outstanding. Future incentive awards for eligible executive vice presidents and certain other officers under a short-term incentive plan, such as that described above, will depend upon Banner’s operating results, among other factors.

Deferred Compensation.  In 2004, we adopted deferred compensation plans which allow executive officers of Banner to defer all or part of their cash compensation or non-qualified stock options until retirement.  Each executive officer may direct the investment of the deferred compensation toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the executive officers have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred compensation agreements provide pre-retirement death and disability benefits in an amount based on the value of the executive officer’s account balance upon the occurrence of either event.  At retirement, an executive officer, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years.  At December 31, 2010, our estimated deferred compensation liability accrual with respect to executive officers under these agreements was $859,000.

Section 401(a)(17) of the Internal Revenue Code limits the amount of compensation that is considered for purposes of determining the maximum contribution to Banner Bank’s tax-qualified profit sharing plan by eligible employees.  For 2010, this limit was $245,000 and remains the same for 2011.  In previous years, we have credited executive officers whose total compensation exceeds this amount with additional deferred compensation to restore amounts that could not be contributed to the profit sharing plan as a result of the Section 401(a)(17) limitation.  However, for 2010 we did not provide any such credits to our executive officers.

Long-Term Incentive Compensation.  Our shareholders approved the 2001 Stock Option Plan, under which officers may receive grants of stock options.  Shareholders also approved the 1996 Management Recognition and Development Plan, the 1996 Stock Option Plan and the 1998 Stock Option Plan, under which grants of stock options and awards of restricted shares are outstanding, but no further grants or awards may be made.  We believe that stock ownership by our officers is a significant factor in aligning the interests of the officers with those of shareholders.  Stock options and stock awards under these plans are allocated based upon the officers’ level of responsibility and expected contributions to Banner and Banner Bank as judged by the Compensation Committee or the Board of Directors.  The Compensation Committee considers a number of factors in granting equity awards.  These factors differ from year to year, but generally include a review of trends in making awards by Banner’s peer group and the Committee’s view on what is necessary for retention, as well as the potential recipient’s other compensation and value to Banner.  The Compensation Committee does not place any specific weight on any of the factors it considers.  As a result of the limited number of stock options available for granting purposes, no stock options were granted in 2010.

Stock ownership is enhanced through participation in our ESOP, under which eligible employees receive an allocation of Banner stock based on a percentage of eligible wages.  We also provide a 401(k) profit sharing plan.  The Board of Directors has appointed an administrative committee of Banner Bank officers to administer the ESOP and the 401(k) plan, and the named executive officers participate in both of these plans.  On an annual basis, the Board of Directors establishes the level of employer contributions to the ESOP and the 401(k) plan, which applies to all eligible participants including the named executive officers.  In 2008, we contributed two percent of eligible wages into the ESOP on behalf of each eligible participant, and we matched the first four percent of participants’ contributions into the 401(k) plan each payroll period.  In 2009, we matched the first four percent of participants’ contributions into the 401(k) plan for the month of January but did not contribute to either the ESOP or 401(k) plan thereafter because the Board of Directors considered it prudent to reduce employee benefit costs as an expense saving measure during a year of reduced profitability.  We did not make any contributions in 2010.

On June 13, 2006, the Board of Directors adopted the Banner Corporation Long-Term Incentive Plan, in accordance with the recommendations made by Banner’s Compensation Committee.  The plan is an account-based type of benefit, the value of which is directly related to changes in the value of Banner common stock, commonly known as a “phantom stock plan.”  The primary objective of the plan is to encourage retention and reward performance by allowing executives who remain with Banner or Banner Bank for a five-year period of time to share in increases in the value of Banner’s common stock.  Although the plan benefits are tied to the increase in value of Banner stock during the vesting period, the plan benefit is paid in cash rather than Banner stock, hence the term “phantom stock.”  The plan was amended on May 5, 2008 to eliminate the 25% cap on the amount of any annual increase in the value of an award, to clarify certain provisions and to allow for the repricing of existing and future awards.

Within 30 days after a grant of phantom stock, the participant must elect how and when plan benefits will be paid.  One election relates to the timing of when the benefit will be paid: upon separation from service; at a specific time; or upon completion of 60 months of continuous service.  If no election is made, payment will be made upon the participant’s separation from service.  In the case of certain key employees, payment may be delayed for six months in order to comply with Section 409A of the Internal Revenue Code.  The other election relates to the form of payment, with the choices being a lump sum or monthly installments over 120 months.  If no election is made, distribution will be in the form of a lump sum.  With respect to monthly installments, there will be no change in a monthly installment amount based on changes in the value of Banner stock or dividends.  Instead, the value of the long-term incentive benefit will be adjusted annually to reflect Banner Bank’s average earning assets rate for the preceding year.  The initial awards under this program were made in July 2006.  Subsequent awards are granted at the discretion of the Compensation Committee as it deems appropriate.  In 2010, only non-employee directors and non-executive officers received awards under the Long-Term Incentive Plan.  Banner’s participation in the Treasury’s Capital Purchase Program currently prohibits it from paying or accruing any bonus, retention award or incentive compensation, which includes a grant of phantom stock, to its five most highly compensated employees; therefore, Mr. Jones, Ms. Purcell and three employees who are not named executive officers were not eligible to receive phantom stock awards for the year ended December 31, 2010.  This prohibition will be effective for as long as the 124,000 shares of Banner’s Series A Preferred Stock sold to the Treasury remain outstanding.

In connection with Mr. Grescovich’s employment, we entered into an employment agreement with him.  The agreement provides for two grants of Banner’s common stock in the form of restricted stock on the sixth and eighteenth month anniversaries of the effective date of the agreement.  The aggregate value of each restricted stock grant will be $250,000 and one third of each restricted stock grant will vest on each of the next three anniversaries following the grant, unless there is an earlier change in control while Mr. Grescovich is actively employed, in which case all of the restricted stock will vest.  The shares may not be sold while Mr. Grescovich is employed by us and the grants are subject to restrictions imposed by the Treasury as a result of Banner’s participation in the Treasury’s Capital Purchase Program.  The first grant was made on August 22, 2010.

Supplemental Executive Retirement Program.  We have adopted a supplemental executive retirement program (“SERP”) for each of the named executive officers.  The SERP is intended to encourage retention by ensuring that the named executive officers reach a targeted retirement income, recognizing their value to Banner and rewarding them for their long-term service commitments.  At termination of employment at or after retirement age and achievement of a service requirement, the executive’s annual benefit under the SERP, which may be reduced by certain other retirement benefits, would be computed as a percentage of the executive’s final average compensation (as defined in the plan) and the executive’s annual years of service (called the “supplemental benefit”).  The executives are eligible for a reduced benefit upon early retirement if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before retirement age.  The SERP also provides for payments in the event of an executive’s disability or death, or termination in the event of a change in control, all as discussed in further detail below, under “Potential Payments Upon Termination or Change in Control.”  Executives’ receipt of payments under the SERP are subject to confidentiality and non-competition provisions.  The executive officers have the status of unsecured creditors of Banner Bank with respect to the benefits accrued under the SERP.

Allocation of Compensation.  We do not have any specific policies regarding allocation of total compensation between short-term and long-term elements, or cash and non-cash elements.  For 2010, the composition of total compensation for our named executive officers was as follows:

Type of Compensation	Percentage of Total Compensation

Base salary	66%
Deferred compensation and long-term incentive compensation (including restricted stock grant)	9
Supplemental executive retirement program	21
All other compensation	4

Compensation Committee Report

The Compensation Committee of Banner’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the Committee’s discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this proxy statement.

The Compensation Committee certifies that:

(1)     It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Banner;

(2)      It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Banner; and

(3)      It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Banner to enhance the compensation of any employee.

In April and October 2010, the Banner Compensation Committee met with the Senior Risk Management Officer to discuss, evaluate and review our senior executive officer compensation plans and employee compensation plans and the risks, if any, these plans pose to Banner as required by our participation in the Treasury’s Capital Purchase Program.  They met to determine whether any features in senior executive officer compensation plans could lead those officers to take unnecessary and excessive risks that would threaten the value of Banner, and whether any features in employee compensation plans unnecessarily expose Banner to risks, including any features of senior executive officer or employee compensation plans that would encourage behavior focused on short-term results rather than long-term value creation.  They also met to discuss, evaluate and review the terms of employee compensation plans for the purpose of determining whether they contain any feature that could encourage the manipulation of the reported earnings of Banner to enhance the compensation of an employee.

The Compensation Committee and Senior Risk Management Officer concluded that our senior executive officer compensation plans do not encourage the senior executive officers to take unnecessary and excessive risks that would threaten the value of Banner; that senior executive officer or employee compensation plans do not unnecessarily expose Banner to risks or contain any features that would encourage senior executive officer or employee behavior focused on short-term results rather than long-term value creation; and that employee compensation plans do not contain any feature that could encourage the manipulation of the reported earnings of Banner to enhance the compensation of an employee.

In reaching these conclusions, the Compensation Committee and Senior Risk Management Officer considered Banner’s Strategic Priorities, including achieving a moderate risk profile, building sustainable revenue growth and profitability, remaining core funded, and improving operating leverage; financial measures; Banner’s unique and material risks, including long-term and short-term risks; and the key features of senior executive officer and employee compensation plans.  They also considered information from the Swanson Advisory Services, LLC total compensation benchmarking analysis described above.

During 2010, senior executive officer compensation predominately consisted of base salary, deferred compensation, long-term incentive compensation in the form of restricted stock granted to Mr. Grescovich, and the SERP for named executives other than Mr. Grescovich.  The Committee and the Senior Risk Management Officer noted that combined senior executive officer base salaries appeared reasonably balanced as a percentage of total compensation and that the level of combined senior executive officer base salaries appeared similar to peers and are therefore risk neutral with only a slight bias towards risk taking to enhance short-term earnings.  Although long-term incentive compensation was not a significant component of total compensation in 2010, they noted that long-term incentive compensation requires participants to remain in the active employment of Banner for an extended period of time (typically five years or more of vesting; three years’ vesting for restricted stock granted to Mr. Grescovich) to obtain the full benefit.  In addition, the value of long-term incentives are predominantly, if not wholly, dependent on the value of Banner’s common stock; therefore, these incentives serve to promote long-term value creation by each participant.

The Committee and the Senior Risk Management Officer noted that senior executive officers may elect to participate in deferred compensation plans as described elsewhere in this Proxy Statement and that they may direct the investment of deferred compensation toward the purchase of Banner common stock.  Risks associated with this feature of the plan are mitigated by several features of the plan, including: required advance selection of the form and timing of plan distributions; waiting periods in the event of making a change in desired distributions; and the inability of a senior executive officer to accelerate plan payments.  Further, Banner establishes grantor trusts to hold the investments associated with senior executive officer deferred compensation elections.  This means that senior executive officers have the status of unsecured creditors of Banner with respect to trust assets; therefore, participation in the deferred compensation plan creates a bias towards long-term value creation and the financial strength of Banner.

The SERP component of senior executive officer compensation also appears to create a bias towards long-term value creation because each participant is an unsecured creditor of Banner.  While a SERP participant’s benefits are tied, in part, to the value of Banner common stock because of the offset for tax-qualified benefits which includes the ESOP, the risks associated with this feature of the plan are mitigated by several provisions of the plan, including restrictions on changing the form of benefit and prohibitions on accelerating benefits.

The Compensation Committee and Senior Risk Management Officer further observed that Banner’s internal controls over financial reporting and disclosures which provide for an audited review of assets, liabilities, capital, revenues and expenses as well as the financial reports released to regulators, shareholders and the public provide for an extensive array of preventive and detective controls that individually and collectively serve to discourage and deter any senior executive officer or employee from contemplating or taking any action to manipulate reported earnings.  The Compensation Committee and Senior Risk Management Officer further concluded that senior executive officer compensation plans reflect the need for Banner to remain a competitive enterprise, to retain and recruit talented employees who will contribute to Banner’s future success, and ultimately to repay TARP Capital Purchase Program obligations.

On June 25, 2010, the Federal Reserve, the Federal Deposit Insurance Corporation, and the other Federal banking regulators issued comprehensive new guidance on incentive compensation practices.  The guidance is intended to assist banks in designing and implementing incentive compensation arrangements and related policies and procedures that effectively consider potential risks and outcomes.  The guidance requires that to be consistent with safety and soundness, incentive compensation arrangements, as defined, at a banking organization should:

•	provide employees incentives that appropriately balance risk and reward;

•	be compatible with effective controls and risk-management; and

•	be supported by strong corporate governance, including active and effective oversight by the bank’s Board of Directors.

Under the guidance, we must regularly review our incentive compensation arrangements for all executives and non-executive employees who, either individually or as part of a group, have the ability to expose Banner and Banner Bank to material amounts of risk (known as “covered employees”).  We must also regularly review the risk-management, control, and corporate governance processes related to these arrangements.  The goal is to ensure that incentive compensation arrangements do not encourage employees to expose us to “imprudent risks that may pose a threat to the safety and soundness” of the Bank.

In October 2010, the Compensation Committee met with the Senior Risk Management Officer to discuss, evaluate and review the incentive compensation plans of Banner and Banner Bank employees covered by the new Interagency Guidance.  They met to determine whether incentives appropriately balance risk and reward and are compatible with effective controls and risk-management.  The Compensation Committee and Senior Risk Management Officer concluded that Banner’s and Banner Bank’s covered employee incentive plans do not encourage imprudent risk-taking behavior, they appear to appropriately balance risk and reward, and they are compatible with effective controls and risk management practices.  In reaching these conclusions, the Compensation Committee and Senior Risk Management Officer considered Banner’s and Banner Bank’s strategic priorities, the long-term and short-term risks faced by Banner and Banner Bank, and the features of the identified incentive compensation plans for covered employees.

The foregoing report is provided by the following directors, who constitute the Committee:

The Compensation Committee

Robert J. Lane, Chair
David B. Casper
David A. Klaue
Dean W. Mitchell

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers: (1) Mark J. Grescovich, our President and Chief Executive Officer; (2) D. Michael Jones, our former President and Chief Executive Officer; (3) Lloyd W. Baker, our Chief Financial Officer; and (4) our three other most highly compensated executive officers, who are Richard B. Barton, Cynthia D. Purcell and Paul E. Folz.  No executive officer of Islanders Bank or Community Financial Corporation is an executive officer of Banner.  The named executive officers did not receive any bonus, option awards or non-equity incentive plan compensation; therefore, these columns have been omitted from the table below.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)

Mark J. Grescovich (4)	2010	496,154	250,000	--	42,626 (5)	788,780
President and Chief
Executive Officer

D. Michael Jones (6)	2010	283,333	--	104,151 (7)	20,177 (8)	407,661
Former President and	2009	425,000	--	2,516 (7)	9,754	437,270
Chief Executive Officer	2008	425,000	--	81,488 (7)	27,461	533,949

Lloyd W. Baker	2010	250,000		172,675 (9)	10,559	433,234
Executive Vice President,	2009	250,000	--	180,550 (9)	10,090	440,640
Chief Financial Officer	2008	220,000	14,400	211,068 (9)	24,488	469,956

Richard B. Barton	2010	254,000	--	116,653 (10)	19,715	390,368
Executive Vice President,	2009	254,000	--	103,812 (10)	20,168	377,980
Chief Lending Officer	2008	236,250	10,800	173,760 (10)	35,531	456,341

Cynthia D. Purcell	2010	283,750	--	57,324 (11)	5,888	346,962
Executive Vice President,	2009	270,000	--	101,815 (11)	6,536	378,351
Retail Banking and	2008	257,650	14,400	220,176 (11)	21,444	513,670
Administration

Paul E. Folz	2010	260,000	--	113,903 (12)	7,676	381,579
Executive Vice President,	2009	260,000	--	101,779 (12)	8,921	370,700
Commercial Banking	2008	257,500	10,800	168,982 (12)	21,626	458,908
_____________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 16 of the Notes to Consolidated Financial Statements in Banner’s Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	See Pension Benefits below for a detailed discussion of the assumptions used to calculate the Change in Pension Value.
(3)	Unless otherwise noted, includes life insurance premiums, club dues and company car allowance.
(4)	Mr. Grescovich was hired effective as of April 6, 2010.
(5)	Also includes $29,506 in transition expenses.
(6)	Mr. Jones retired on of August 31, 2010.
(7)
For 2010, consists of an increase in the value of Mr. Jones’s SERP of $98,911 and above-market earnings on deferred compensation of $5,240. For 2009, represents above-market earnings on deferred compensation. For 2008, consists of an increase in the value of Mr. Jones’s SERP of $76,449 and above-market earnings on deferred compensation of $5,039.

(8)	Also includes $11,500 in directors’ fees, paid after Mr. Jones retired as President and Chief Executive Officer, as well as post-retirement health insurance premiums.
(9)	Represents an increase in the value of Mr. Baker’s SERP.
(10)
Consists of the following increases in the value of Mr. Barton’s SERP: $116,517 for 2010, $103,753 for 2009 and $173,639 for 2008; and the following amounts of above-market earnings on deferred compensation: $136 for 2010, $59 for 2009 and $121 for 2008.

(11)	Represents an increase in the value of Ms. Purcell’s SERP.
(12)
Consists of the following increases in the value of Mr. Folz’s SERP: $113,507 for 2010, $101,595 for 2009 and $168,667 for 2008; and the following amounts of above-market earnings on deferred compensation: $396 for 2010, $184 for 2009 and $315 for 2008.

Employment Agreements.  We entered into employment agreements with Mr. Grescovich on April 29, 2010 (effective February 22, 2010), Mr. Baker on July 1, 1998, Ms. Purcell on March 3, 2001 and Messrs. Barton and Folz on June 3, 2002.  Mr. Jones had an employment agreement which terminated in connection with his retirement on August 31, 2010.  The employment agreements provide that each executive’s base salary is subject to annual review.

The base salaries for 2011 for Mr. Grescovich, Mr. Baker, Mr. Barton, Ms. Purcell and Mr. Folz are $600,000, $250,000, $254,000, $285,000 and $260,000, respectively.  In addition to base salary, the agreements provide for the executive’s participation in the employee benefit plans and other fringe benefits applicable to executive personnel.  The initial three-year term of each agreement may be extended annually for an additional year at the discretion of the Board of Directors of Banner Bank.  The agreements were extended on the following dates: Messrs. Barton and Folz, June 1, 2010, Mr. Baker, July 1, 2010, Mr. Grescovich, February 22, 2011 and Ms. Purcell, March 1, 2011.  The agreements provide that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination or Change in Control.”

Perquisites.  We entered into an employment agreement with Mr. Grescovich on April 29, 2010 (effective February 22, 2010) that provides for certain benefits, including club dues, company car allowance and transition expenses.  During 2010, these expenses exceeded $25,000 principally due to transition expenses, including personal lodging in the State of Washington and personal travel between Washington and Ohio.  The Compensation Committee believes that these expenses were a necessary part of Mr. Grescovich’s employment inducement award and essential to procuring his services as President and Chief Executive Officer of Banner.

Outstanding Equity Awards

The following information with respect to outstanding stock and option awards as of December 31, 2010 is presented for the named executive officers.

	Option Awards (1)					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Mark J. Grescovich	--	--	--	--	--	115,955 (2)	269,016

D. Michael Jones	--	--	--	--	--	--	--

Lloyd W. Baker	12/19/01	4,800	--	16.43	12/19/11
	03/25/03	5,000	--	15.67	03/25/13
	12/16/04	2,000	--	31.71	12/16/14
						8,250 (3)	8,830

Richard B. Barton	06/03/02	14,000	--	22.05	06/03/12
	03/25/03	5,000	--	15.67	03/25/13
	12/16/04	2,000	--	31.71	12/16/14
						7,250 (4)	8,450

Cynthia D. Purcell	12/19/01	4,800	--	16.43	12/19/11
	03/25/03	5,000	--	15.67	03/25/13
	12/16/04	2,000	--	31.71	12/16/14
						8,250 (3)	8,830

Paul E. Folz	06/03/02	14,000	--	22.05	06/03/12
	03/25/03	5,000	--	15.67	03/25/13
	12/16/04	2,000	--	31.71	12/16/14
						7,250 (4)	8,450
__________________
(1)	Option grants vest pro rata over a five-year period from the grant date, with the first 20% vesting one year after the grant date.
(2)	Consists of an award of restricted stock on August 22, 2010 which vests pro rata over a three-year period from the grant date, with the first one-third vesting one year after the grant date.
(3)	Consists of the following awards of phantom stock: 4,250 shares on July 1, 2006 and 4,000 shares on May 5, 2008. These awards vest after five years of service from the date of grant.
(4)	Consists of the following awards of phantom stock: 4,250 shares on July 1, 2006 and 3,000 shares on May 5, 2008. These awards vest after five years of service from the date of grant.

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at December 31, 2010.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Mark J. Grescovich	N/A	--	--	--
D. Michael Jones	Supplemental Executive Retirement Program	7 (2)	1,309,538	--
Lloyd W. Baker	Supplemental Executive Retirement Program	16	1,442,315	--
Richard B. Barton	Supplemental Executive Retirement Program	4	393,929	--
Cynthia D. Purcell	Supplemental Executive Retirement Program	26	977,574	--
Paul E. Folz	Supplemental Executive Retirement Program	4	383,769	--
____________
(1)
Except with respect to Mr. Jones, amounts shown assume normal retirement age as defined in individual agreements and an assumed life of 82 years for the recipient and recipient’s spouse, with the projected cash flows discounted at six and one-half percent to calculate the resulting present value.  Mr. Jones retired effective August 31, 2010 with his initial six payments deferred until March 1, 2011.  The amount shown for Mr. Jones assumes payments beginning March 1, 2011 and a total of 180 payments (including the six deferred payments) with the projected cash flows discounted at six and one-half percent to calculate the resulting present value.

(2)	As of December 31, 2008, Mr. Jones agreed to limit his years of service to seven years.

Supplemental Executive Retirement Program.  We have adopted a SERP for each of the named executive officers except for Mr. Grescovich.  Banner Bank has purchased life insurance on each of the executives in an amount sufficient to recover the benefits payable under the SERP, payable upon their deaths.  The SERP provides for payments in the event of retirement, early retirement, disability, involuntary termination following a change in control and death.  These payments are discussed in further detail below, under “Potential Payments Upon Termination or Change in Control.”

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified in which the named executive officers participated in 2010.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)(2)

Mark J. Grescovich	--	--	--	--	--
D. Michael Jones	--	--	30,250	--	676,351
Lloyd W. Baker	--	--	(1,135)	--	8,322
Richard B. Barton	--	--	828	--	17,159
Cynthia D. Purcell	--	--	1,192	--	9,224
Paul E. Folz	--	--	1,991	--	53,346
_____________
(1)	The following amounts, constituting above-market earnings, were reported as compensation in 2010 in the Summary Compensation Table: for Mr. Jones, $5,240; for Mr. Barton, $136; and for Mr. Folz, $396.
(2)
Of these amounts, the following amounts were previously reported as compensation to the officers in the Summary Compensation Table: for Mr. Jones, $67,150; for Mr. Baker, $4,310; for Mr. Barton, $5,209; for Ms. Purcell, $4,772; and for Mr. Folz, $7,995.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, early retirement, normal retirement and death.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of December 31, 2010, the value of potential payments and benefits following a termination of employment under a variety of scenarios.  However, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from making a golden parachute payment to a named executive officer or any of the next five most highly compensated employees.  For purposes of this restriction, a golden parachute payment means any payment for the departure from a TARP recipient for any reason, or any payment due to a change in control of the TARP recipient, except for payments for services performed or benefits accrued.  Excluded from the restriction are payments made in the event of an employee’s death or disability.  The affected executives signed compensation modification agreements to comply with the restriction against making golden parachute payments.  Accordingly, except for payments for services performed or benefits accrued, our named executive officers are not currently eligible to receive any payments upon termination without just cause or in connection with a change in control pursuant to their employment agreements or supplemental executive retirement program but they, or their beneficiaries, remain eligible to receive payments upon a termination due to death or disability.  The prohibition against golden parachute payments will be effective for as long as the 124,000 shares of Banner’s Series A Preferred Stock sold to the Treasury remain outstanding.

	Death ($)	Disability ($)	Involuntary Termination ($)	Involuntary Termination Following Change in Control ($)	Early Retirement ($)	Normal Retirement ($)

Mark J. Grescovich
Employment Agreement	--	485,851 (5)	612,678 (1)	612,678 (1)	--	--
Equity Plans	269,016 (2)	269,016 (2)	--	269,016 (1)	--	--

D. Michael Jones
SERP	67,025 (2)	134,050 (2)	134,050 (2)	134,050 (2)	134,050 (2)	134,050 (2)
Equity Plans	--	--	--	--	--	--

Lloyd W. Baker
Employment Agreement	--	166,667 (2)	625,000 (1)	770,385 (1)	--	--
SERP	64,174 (2)	128,347 (2)	128,347 (3)	128,347 (3)	128,347 (3)	128,347 (2)
Equity Plans	--	--	--	8,830 (1)	--	8,830

Richard B. Barton
Employment Agreement	--	169,333 (2)	613,833 (1)	864,602 (1)	--	--
SERP	22,736 (2)	45,471 (2)	45,471 (4)	45,471 (4)	45,471 (4)	45,471 (2)
Equity Plans	--	--	--	8,450 (1)	--	8,450

Cynthia D. Purcell
Employment Agreement	--	190,000 (2)	617,500 (1)	854,045 (1)	--	--
SERP	76,664 (2)	153,328 (2)	98,881 (3)	98,881 (3)	98,881 (3)	153,328 (2)
Equity Plans	--	--	--	8,830 (1)	--	8,830

Paul E. Folz
Employment Agreement	--	173,333 (2)	628,333 (1)	850,316 (1)	--	--
SERP	23,395 (2)	46,789 (2)	46,789 (3)	46,789 (3)	46,789 (3)	46,789 (2)
Equity Plans	--	--	--	8,450 (1)	--	8,450
_____________
(1)	Payment is prohibited as a result of Banner’s participation in the Treasury’s Capital Purchase Program.
(2)	Indicates annual payments.
(3)	Indicates annual payments (which may not begin before age 62).
(4)	Indicates annual payments (which may not begin before age 68).
(5)	Annually through the term of the employment agreement unless the Board exercises an election to discontinue.

Employment Agreements.  The employment agreements with Messrs. Grescovich, Baker, Barton and Folz and Ms. Purcell provide for payments in the event of death, disability or termination.  The employment agreement with Mr. Jones was terminated in connection with his retirement.  In the event of an executive’s death during the term of his employment agreement, we will pay to his estate the compensation due through the last day of the calendar month in which his death occurred.

Mr. Grescovich’s agreement provides that if he becomes entitled to benefits under the terms of the then-current disability plan, if any, of Banner or Banner Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of his disability, the employment agreement is not suspended, except that (1) the obligation to pay Mr. Grescovich’s salary will be reduced by the amount of disability income benefits he receives and (2) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Compensation Committee, Banner or Banner Bank may discontinue payment of his salary beginning six months following a determination that he has become entitled to benefits under the disability plan or otherwise unable to fulfill his duties under his agreement. If Mr. Grescovich’s disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and he is a “specified employee” within the meaning of Section 409A, then disability payments will not begin until the earlier of his death or the sixth month anniversary of his separation from service.

The employment agreements with Messrs. Baker, Barton and Folz and Ms. Purcell provide that if the executive becomes disabled or incapacitated to the extent that he or she is unable to perform the duties of his or her position, he or she shall receive short-term disability benefits equal to 100% of his or her monthly compensation beginning on the 15th day of disability and continuing until the 180th day of disability and long-term disability benefits equal to 66 2/3% of monthly salary beginning on the 181st day of disability and continuing until he or she attains age 65.  These benefits will be reduced by the amount of any benefits payable to the executive under any other disability program of Banner Bank.  The Bank currently provides disability benefits with certain limitations to all full time employees.  In addition, during any period of disability, the executive and his or her dependents shall, to the greatest extent possible, continue to be covered under all executive benefits plans of Banner Bank, including without limitation, its retirement plans, life insurance plan and health insurance plans, as if actively employed by Banner Bank.  If the executive is disabled for a continuous period exceeding six calendar months, Banner Bank may, at its election, terminate the employment agreement.

The employment of the executives is terminable at any time for just cause as defined in the agreements.  In addition, the employment of the executive may be terminated without just cause, in which case the agreement provides that he or she would continue to receive base salary over the remaining term, except for Mr. Grescovich, who would continue to receive his base salary for 12 months following the date of termination.  Mr. Grescovich’s agreement also entitles him to continuation of group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for the remainder of the term of his employment agreement.  As described previously, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from a making a payment upon termination without just cause to a named executive officer.

The employment agreements also provide for benefits in the event of the executives’ termination in connection with a change in control.  If, after a change in control, we (or our acquiror) terminate an executive’s employment or otherwise change the circumstances in which he or she is employed, or cause a reduction in responsibilities or authority or compensation or other benefits provided under the employment agreement without consent, other than for just cause, the agreements provide that we must pay to the executive and provide him or her, or the his or her beneficiaries, dependents and estate, with the following: (1) 2.99 times the executive’s base amount (as defined in Section 280G of the Internal Revenue Code of 1986) (for Mr. Grescovich, one times his base amount); and (2) during the period of 36 calendar months beginning with the event of termination, continued coverage under all Banner employee benefit plans as if the executive were still employed during that period under the employment agreement (for Mr. Grescovich, continued coverage is for the remaining term of his employment agreement).  The employment agreements limit these payments and do not allow payments of amounts in excess of the limits imposed by Section 280G of the Internal Revenue Code.  As described previously, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from making a payment in connection with a change in control to a named executive officer.

Supplemental Executive Retirement Program. We have adopted a supplemental executive retirement program (“SERP”) for each of the named executive officers, except Mr. Grescovich.  At termination of employment at or after attaining age 62 (age 68 for Mr. Barton) and having achieved a service requirement, the executive’s annual benefit under the SERP would be computed as the product of 3% (4% for Messrs. Barton and Folz) of the executive’s final average compensation (defined as the three calendar years of the executive’s annual cash compensation, including bonuses, which produce the highest average within the executive’s final eight full calendar years of employment) and the executive’s annual years of service (subsequent to January 1, 2007 for Messrs. Barton and Folz) (called the “supplemental benefit”).  However, the supplemental benefit would be limited such that the sum of (1) amounts payable from the executive’s other retirement benefits from Banner and Banner Bank and (2) the supplemental benefit may not exceed 60% of final average compensation (for Messrs. Barton and Folz, the supplemental benefit may not exceed the product of 3% times his total years of service and his final average compensation).  Payment of the supplemental benefit begins on the first day of the month next following the executive’s retirement date and continues monthly for the executive’s life, unless the executive is a specified employee (as defined in Section 409A of the Internal Revenue Code), in which case payment begins on the first day of the month following the six-month anniversary of the executive’s termination of employment.  The executives are eligible for a reduced benefit upon retirement prior to age 62 (age 68 for Mr. Barton) if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.  Mr. Jones retired on August 31, 2010 and began receiving payments on March 1, 2011.

In the event of an executive’s death, the executive’s surviving spouse shall receive a spouse’s supplemental benefit.  If the death occurs following the executive’s retirement date, the surviving spouse shall be entitled to a spouse’s supplemental benefit, payable for life, equal to 50% of the monthly amount of the supplemental benefit payable to the executive prior to his or her death.  If the death occurs while the executive is actively employed by Banner or any of its affiliates, the surviving spouse shall receive a spouse’s supplement benefit equal to 50% of the amount the executive would have received as a supplemental benefit if the executive’s retirement date had occurred on the date immediately preceding the executive’s death.

With respect to each of the named executive officers other than Mr. Jones, the agreement provides that in the event of the executive’s involuntary termination of employment on or after the effective date of a change in control, the date of termination shall be treated as the executive’s retirement date and he or she shall be entitled to receive a supplemental benefit.  If the executive had reached his or her retirement date, the supplemental benefit would be calculated as described above for normal retirement and if the executive had not reached his or her retirement date but had satisfied the years of service requirement, the supplemental benefit would be calculated as described above for early retirement.  No benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.  As described previously, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from making a payment in connection with a change in control to a named executive officer.

The supplemental benefit shall cease to be paid to the executive (and rights to the spouse’s supplemental benefit shall terminate) if the executive (1) discloses material confidential information or trade secrets concerning Banner Bank or any of its subsidiaries without its consent or (2) engages in any activity that is materially damaging to the Bank including engaging in competitive employment during the three-year period beginning on the executive’s retirement date (or in the case of Messrs. Barton and Folz, during the two-year period beginning on the date of his involuntary termination of employment on or after the effective date of a change of control).

Equity Plans.  Our 2001 Stock Option Plan and Long-Term Incentive Plan provide for accelerated vesting of awards in the event of a change in control.  If a change in control occurs: (1) all options granted and not fully exercisable will become exercisable in full; and (2) awards of phantom stock will vest fully and be payable within 60 days.  In addition, if a tender offer or exchange offer for Banner’s shares commences, options granted under the 2001 Stock Option Plan and not fully exercisable will become exercisable in full.  The Long-Term Incentive Plan also provides that a participant who (1) has attained age 65, (2) voluntarily terminates employment with Banner and its affiliates, (3) is not vested at the time of the termination of employment and (4) enters into a non-competition agreement for a period equal to the greater of two years from the participant’s separation from service or the period of time necessary for the participant to fully vest in his or her benefit, shall have continuous service  credited on his or her behalf for vesting purposes for a period equal to the term of the non-competition agreement.  As described previously, as a result of Banner’s participation in the Treasury’s Capital Purchase Program, it is currently prohibited from making golden parachute payments to the named executive officers and this includes accelerating equity awards.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Robert J. Lane, David B. Casper, David A. Klaue and Dean W. Mitchell.  No members of the Compensation Committee were officers or employees of Banner or any of its subsidiaries during the year ended December 31, 2010, nor were they formerly Banner officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law.  For financial institutions that have received financial assistance under the troubled asset relief program (“TARP”) or related programs, such as Banner, the ARRA significantly rewrote the original executive compensation and corporate governance provisions of Section 111 of the Emergency Economic Stabilization Act of 2008.  Notably, the ARRA requires that TARP recipients permit shareholders to vote to approve executive compensation.  This proposal, commonly known as a “say on pay” proposal gives shareholders the opportunity to endorse or not endorse the compensation of our named executive officers.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Banner Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Proxy Statement for the 2011 annual meeting of shareholders.

As provided under the ARRA, this vote will not be binding on our Board of Directors and may not be construed as overruling a decision by the Board.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders.  Our Board of Directors believes that our compensation policies and procedures achieve these objectives.  The Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring our financial accounting and reporting, system of internal controls established by management and audit process.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to our independent auditor, the internal audit department and management.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Banner’s audited financial statements for the year ended December 31, 2010:

•	The Audit Committee has completed its review and discussion of the 2010 audited financial statements with management;

•
The Audit Committee has discussed with the independent auditor (Moss Adams LLP) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
The Audit Committee has received written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence; and

•
The Audit Committee has, based on its review and discussions with management of the 2010 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that Banner’s audited financial statements for the year ended December 31, 2010 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee

Gordon E. Budke, Chairman
Robert D. Adams
John R. Layman
Michael M. Smith

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has selected Moss Adams LLP as our independent auditor for the year ending December 31, 2011 and that selection is being submitted to shareholders for ratification.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Moss Adams LLP to our shareholder for ratification as a matter of good corporate practice.  If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm.  Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Banner and our shareholders.  Moss Adams LLP served as our independent auditor for the year ended December 31, 2010 and a representative of the firm will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent auditor.

The following table sets forth the aggregate fees billed, or expected to be billed, to us by Moss Adams LLP for professional services rendered for the fiscal years ended December 31, 2010 and 2009.

	Year Ended December 31,
	2010	2009

Audit Fees (1)	473,693	$556,231
Audit-Related Fees	136,172	96,034
Tax Fees	--	--
All Other Fees	3,126 (2)	--
____________
(1)	Fees for 2010 include estimated amounts to be billed.
(2)	Consists of subscription service for accounting research database.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent auditor in connection with the Committee’s annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditors and whether the service could compromise the independence of the independent auditors.  For the year ended December 31, 2010, the Audit Committee approved all of the services provided by Moss Adams LLP that were designated as audit-related fees, tax fees and all other fees as set forth in the table above.

The Audit Committee of the Board of Directors determined that all of the services performed by Moss Adams LLP in fiscal year 2010 were not incompatible with Moss Adams LLP maintaining its independence.

PROPOSAL 4 – REVERSE STOCK SPLIT

General

On February 24, 2011, our Board of Directors unanimously approved an amendment to Banner’s Amended and Restated Articles of Incorporation to effect a reverse stock split, as described below.  The Board of Directors further directed that the reverse stock split be submitted to the holders of our common stock for approval at the annual meeting.  If approved, the reverse stock split would permit (but not require) the Board of Directors to effect a 1-for-7 reverse stock split of the common stock at any time prior to October 26, 2011.

If the reverse stock split is approved by shareholders and the Board of Directors determines that it is in the best interests of Banner and its shareholders, Banner will execute and submit to the Washington Secretary of State for filing articles of amendment of the Amended and Restated Articles of Incorporation providing for the reverse stock split, which will become effective at the close of business on the date the articles of amendment are accepted for filing by the Secretary of State (the “effective time”).  The articles of amendment would also reduce the authorized number of shares of our common stock from 200,000,000 to 50,000,000.  The Board will determine the exact timing of the filing of the articles of amendment based on its evaluation regarding when such action is the most advantageous to Banner and its shareholders.  In addition, the Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the articles of amendment, the Board, in its sole discretion, determines that it is no longer in Banner’s best interests and best interests of its shareholders to proceed with the reverse stock split.  If articles of amendment effecting the reverse stock split have not been filed with the Washington Secretary of State by the close of business on October 26, 2011, the Board of Directors will abandon the reverse stock split.

We believe that enabling the Board of Directors with the discretion regarding whether and when to implement the reverse stock split will provide us with the flexibility to do so in a manner most advantageous to Banner and its shareholders.  In determining whether and when to implement the reverse stock split, the Board of Directors may consider the following factors, among others:

•	the historical trading price and trading volume of Banner’s common stock;

•	the number of shares of Banner’s common stock outstanding;

•	the then-prevailing trading price and trading volume of Banner’s common stock and the anticipated impact of the reverse stock split on the trading market for the common stock; and

•	prevailing general market and economic conditions

If common shareholders approve the reverse stock split and the Board of Directors implements it, the articles of amendment to be filed with the Washington Secretary of State would amend the first paragraph of Article IV of Banner’s Amended and Restated Articles of Incorporation to replace the first sentence with the following language:

ARTICLE IV.  Capital Stock.  The total number of shares of all classes of capital stock which the corporation has authority to issue is 50,500,000, of which 50,000,000 shall be common stock of par value of $0.01 per share, and of which 500,000 shall be serial preferred stock of par value $0.01 per share.  Upon the filing and effectiveness pursuant to the Washington Business Corporation Act of these Articles of Amendment (“Effective Time”), each seven (7) shares of common stock issued and outstanding immediately prior to the Effective Time shall be combined and changed into one (1) validly issued, fully paid and non-assessable share of common stock without any further action by the corporation or the holder thereof (the “reverse stock split”).  Any fractional shares resulting from the reverse stock split will not be issued (except as permitted below), but will be paid out in cash (without interest or deduction) in the amount equal to the number of shares exchanged into such fractional share multiplied by the closing trading price of the corporation’s common stock on the NASDAQ Global Select on the trading day immediately before the Effective Time.  Participants in the corporation’s Employee Stock Ownership Plan and Dividend Reinvestment and Direct Stock

Purchase and Sale Plan will receive their whole and fractional shares resulting from the reverse stock split credited to their accounts.

The remaining text of Article IV of Banner’s Amended and Restated Articles of Incorporation would remain unchanged.

Reasons for the Reverse Stock Split

The Board is submitting the reverse stock split for approval with the primary intent of increasing the market price per share of our common stock.  The Board of Directors believes that a higher price per share could result in greater interest in Banner’s common stock among institutional owners, members of the financial community and the investing public.  In addition, the Board believes the reverse stock split could possibly create a more liquid market for Banner’s shareholders.

We believe that the reverse stock split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  We believe that the reverse stock split will make our common stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our common stock.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock.  As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future.  Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.  Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

Potential Effects of the Reverse Stock Split

If shareholders approve the reverse stock split, there will be no impact unless and until the Board of Directors determines to implement it.  The reverse stock split, once implemented, would affect all of Banner’s common shareholders and would not affect any shareholder’s percentage ownership interests or proportionate voting power, except as described below under “Fractional Shares.”

The principal effects of the reverse stock split would be that:

•	seven shares of common stock would be reclassified and combined into one share of common stock;

•	the total number of outstanding shares of common stock would be decreased by a factor of seven;

•	the total number of authorized shares of common stock would decrease from 200,000,000 to 50,000,000;

•	based on the 1-for-7 reverse stock split ratio, the per share exercise price of all outstanding equity awards would be increased proportionately and the number of shares of common stock issuable upon the exercise of all such awards and the number of vested and unvested shares subject to outstanding option and other stock awards would be decreased proportionately; and

•
based on the 1-for-7 reverse stock split ratio, the conversion price of all other outstanding securities that are exercisable or exchangeable for or convertible into shares of common stock would be increased proportionately and the number of shares of common stock issuable upon such exercise, exchange or conversion would be decreased proportionately.

Because the reverse stock split, if implemented, would result in a reduction of the number of outstanding shares of our common stock, it would be accompanied by a significant reduction in the number of shares of common stock that our Board is authorized to issue.  The reverse stock split would not affect the number of shares of preferred stock the we may issue, which would remain at 500,000 shares.  Although the number of outstanding shares of common stock would decrease following the proposed reverse stock split, we do not intend for the reverse stock split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act.  The reverse stock split would not affect the terms of or par value of the common stock.

Except for minor adjustments that may result from the treatment of fractional shares as described below, the reverse stock split will not have any dilutive effect on our shareholders since each shareholder would hold the same percentage of our common stock outstanding immediately following the reverse split as such shareholder held immediately prior to the reverse split.  After the reverse stock split, all shares of common stock would have the same voting rights, and rights to dividends and other distributions (if any) by Banner.  The Board of Directors reviews dividends on a quarterly basis and has not yet determined whether it would make any change in the dividend paid per share on the common stock as a result of the reverse stock split. At the effective time of the reverse stock split, each seven shares of common stock would be reclassified and combined into one share of common stock, automatically and without further action on the shareholders’ part.

We estimate that after the implementation of the reverse stock split, we will have approximately the same number of shareholders.  However, the reverse stock split may result in some shareholders owning less than 100 shares of common stock, which are known as “odd lots.”  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The reverse stock split, if implemented, will concurrently reduce the authorized number of shares of Banner’s common stock from 200,000,000 to 50,000,000. Accordingly, the additional authorized shares of common stock will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by our shareholders, except as required by applicable laws and regulations. The Board believes that the availability of additional authorized shares of common stock will provide it with additional flexibility.  We currently do not have any plan, commitment, arrangement, understanding or agreement, either written or oral, to issue any shares of additional authorized common stock, however, the additional shares of common stock would be available for issuance by action of the Board without the need for further action by our shareholders, unless shareholder action is specifically required by applicable law. The number of shares of authorized preferred stock will remain the same.

Fractional Shares

No fractional shares of common stock will be issued in connection with the reverse stock split, other than to participants in Banner’s Employee Stock Ownership Plan and Dividend Reinvestment and Direct Stock Purchase and Sale Plan.  All other shareholders who would otherwise be entitled to receive a fractional share due to holding a number of shares not evenly divisible by seven would receive cash in lieu of a fractional share.  The cash amount to be paid to each such shareholder will be paid out (without interest or deduction) in an amount equal to the number of whole shares exchanged into such fractional share multiplied by the closing trading price of our common stock on the NASDAQ Global Select Market on the trading day immediately before the articles of amendment are filed with the Washington Secretary of State.

If a shareholder who holds shares in certificated form is entitled to a payment in lieu of any fractional share interest, the shareholder will receive a check as soon as practicable after the effective time and after the shareholder has submitted an executed letter of transmittal and surrendered all stock certificates, as described below in “Exchange of

Stock Certificates.”  Shareholder who hold shares of our common stock with a broker, bank or other nominee should contact their broker, bank or other nominee for information on the treatment and processing of fractional shares.  By signing and cashing the check, shareholders will warrant that they owned the shares of common stock for which they received a cash payment.  The cash payment is subject to applicable federal and state income tax and state abandoned property laws.  Shareholders will not be entitled to receive interest for the period of time between the effective time and the date payment is received.

Exchange of Stock Certificates

If the shareholders approve the reverse stock split and the Board of Directors implements it, the combination of, and reduction in, the number of shares of our outstanding common stock as a result of the reverse stock split will occur automatically on the date that the articles of amendment are filed with the Washington Secretary of State, without any action by shareholders and without regard to the date that stock certificates representing the outstanding shares of our common stock prior to the effective time are physically surrendered for new stock certificates.

Our transfer agent will mail a letter of transmittal to each holder of record of certificates for our common stock to be used in forwarding the certificates for surrender and exchange for certificates representing the number of shares of our common stock the shareholder is entitled to receive as a result of the reverse stock split, as soon as practicable after the effective time.  The letter of transmittal will contain instructions on how a shareholder should surrender the certificate(s) representing shares of common stock to the transfer agent in exchange for certificates representing the appropriate number of shares of post-reverse stock split common stock.  No post-split certificates will be issued to a shareholder until the shareholder has surrendered all pre-split certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  There will be no fee for exchanging certificates.  Shareholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

If your shares of Banner common stock are held in book-entry form with the transfer agent, meaning you do not have stock certificates evidencing your ownership of the common stock and receive a statement reflecting the number of shares registered in your accounts, you will not need to take action to receive shares of post-reverse stock split common stock.  The exchange will be automatic and you will receive cash in lieu of fractional shares.

If you are a beneficial owner of Banner common stock held by a broker, bank or other nominee (i.e., in “street name”), you will be treated in the same manner as shareholders whose shares are registered in their names.  Brokers, banks and other nominees will be instructed to effect the reverse stock split for their beneficial holders holding common stock in street name.  However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If your shares are held in street name and you have any questions in this regard, we encourage you to contact your broker, bank or other nominee.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain United States federal income tax consequences of a reverse stock split.  It does not address any state, local or foreign income or other tax consequences. It applies to you only if you held pre-reverse stock split Banner common stock shares and post-reverse stock split Banner common stock shares as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as (i) a dealer in securities, (ii) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (iii) a bank or (iv) a tax-exempt organization. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis, which could have a material effect on the U.S. federal income tax consequences of the reverse stock split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

Please consult your own tax advisor concerning the consequences of a reverse stock split in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

U.S. Federal Income Tax Consequences to U.S. Holders. A U.S. holder, as used herein, is a shareholder that is: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. This discussion applies only to U.S. holders.

Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss will be recognized by a U.S. holder upon such holder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to a reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the holder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, U.S. holders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of a reverse stock split will be deemed for U.S. federal income tax purposes to have first received the fractional share interests and then to have had those fractional share interests redeemed for cash. The U.S. holder’s holding period for the post-reverse stock split shares will include the period during which the holder held the pre-reverse stock split shares surrendered in the reverse stock split.

The receipt of cash instead of a fractional share of Banner common stock by a U.S. holder of Banner common stock will generally result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share. Gain or loss will generally constitute a capital gain or loss. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 15 percent where the holder has a holding period for federal income tax purposes in the property of more than one year. There are limits on the deductibility of capital losses for both corporate and noncorporate holders.

Persons who, actually or constructively for U.S. federal income tax purposes, own more than one percent of the outstanding shares of Banner common stock should consult their tax advisors as to whether the cash in lieu of fractional shares is treated as being “essentially equivalent to a dividend” and taxed accordingly.

U.S. Information Reporting and Backup Withholding.  Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split in the case of certain U.S. holders.  In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders. Generally, a non-U.S. holder, defined as any beneficial owner of Banner common stock that is neither a U.S. holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, will not be subject to U.S. federal income tax on gain recognized on a deemed disposition of fractional shares for cash unless (i) the gain is “effectively connected” with the conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment or fixed base maintained in the United States by the Non-U.S. Holders, if that is required by an applicable income tax treaty as a condition for being subjected to United States federal income tax on a net income basis, or (ii) the holder is an individual, is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.  A corporate non-U.S. holder’s “effectively connected” recognized gains may also, under certain circumstances, be subject to an additional “branch profits tax” on earnings and profits for the taxable year that are effectively connected to the conduct of a trade or business within the United States at a 30 percent gross rate (or at a lower rate if the holder is eligible for the benefits of an income tax treaty that provides for a lower rate). Non-U.S. Holders should consult their own tax advisors regarding these rules.

Non-U.S. holders who, actually or constructively for U.S. federal income tax purposes, own more than one percent of the outstanding Banner common stock shares should consult their tax advisors as to whether the cash in lieu of fractional shares is treated as being “essentially equivalent to a dividend” and taxed accordingly.

Tax Consequences to Banner

Banner will not recognize any gain or loss as a result of any reverse stock split.

Accounting Matters

The proposed amendment to Banner’s Amended and Restated Articles of Incorporation will not affect the par value of the common stock per share, which will continue to have a par value of $0.01 per share.  As a result, as of the effective time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the reverse stock split.  Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Dissenters’ Rights

Under Washington law and our Amended and Restated Articles of Incorporation, holders of the common stock will not be entitled to appraisal or other dissenters’ rights with respect to the reverse stock split.

The Board of Directors unanimously recommends that you vote FOR the reverse stock split.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Banner’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us  with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by these persons, we believe that during the year ended December 31, 2010, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with, except for Mr. Adams, who filed a late Form 4 covering one transaction.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Banner’s common stock.  In addition to solicitations via the Internet and by mail, our directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Banner’s 2010 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on March 1, 2011.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to us or by accessing our proxy materials online at www.bannerbank.com/proxymaterialshttp://www.investorvote.com/banr.  The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

               A copy of Banner’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, will be furnished without charge to shareholders of record as of March 1, 2011 upon written request to

Albert H. Marshall, Secretary, Banner Corporation, 10 S. First Avenue, Post Office Box 907, Walla Walla, Washington 99362.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our annual meeting to be held in 2012 must be received by us no later than November 23, 2011 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

In addition, our Articles of Incorporation provide that in order for business to be brought before the annual meeting, a shareholder must deliver notice to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must state the shareholder’s name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Our Articles of Incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to our Secretary not less than 30 days nor more than 60 days prior to the date of the annual meeting of shareholders; provided, however, that if less than 31 days’ notice of the annual meeting is given to shareholders, such written notice must be delivered to our Secretary not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Securities Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Albert H. Marshall

ALBERT H. MARSHALL
SECRETARY

Walla Walla, Washington
March 22, 2011

 Appendix A

BANNER CORPORATION
AUDIT COMMITTEE CHARTER

I.           Purpose

The primary function of the Audit Committee (“Audit Committee” or “Committee”) is to assist the Board of Directors (“Board”) in fulfilling its oversight responsibilities by reviewing the quality and integrity of financial reports and other financial information provided by Banner Corporation (“Corporation”); the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally.  Consistent with the function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels.  The Audit Committee’s primary duties and responsibilities are to:

1.	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

2.	Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing department.

3.	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this charter.

II.	Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationships that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment, as a member of the Committee.  All members of the Committee shall have a working familiarity with basic finance and accounting practices.  Member independence, experience and financial expertise will be in conformance with rules established by the SEC, NASD, FDIC, and the AICPA.  The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified.  Unless a Chair is selected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.           Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate.  As part of its job to foster open communication, the Committee should meet at least annually with management, the Internal Audit Officer and the independent accountants in separate executive session to discuss any matters that the Committee or each of these groups believes should be discussed privately.  In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation’s financial statements consistent with IV.4 below.

IV.           Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1.	Review and update this Charter periodically, at least annually, as conditions dictate.
2.	Review the Corporation’s annual financial statements and any submitted to the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal reports prepared by the internal auditing department and management’s response.
4.
Review with financial management and the independent accountants the financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, in the Corporation’s reports on Forms 10-Q and 10-K and annual reports to shareholders prior to its filing or prior to the release of earnings.  The Committee shall recommend to the Board whether or not the audited financial statements should be included in the Corporation’s 10-K.

5.
Review disclosures made by the Corporation’s chief executive officer and chief financial officer regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Corporation’s disclosure controls and procedures and internal controls for financial  reporting and evaluations thereof.

Independent Accountants

6.
Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report of performing other audit, review or attest services for the Corporation, and each such registered accounting firm shall report directly to the Audit Committee.

7.
Approve all audit engagement fees and terms and all non-audit engagements with the independent accountants.  The Committee may delegate authority to pre-approve non-audit services to one or more members of the Committee.  If this authority is delegated, all approved non-audit services will be presented to the Committee at its next scheduled meeting.

8.
Ensure receipt from the independent accountants of a formal written statement delineating all relationships between the accountants and the Corporation, consistent with Independence Standards Board Standard 1.  On an annual basis, the Committee should review and discuss with the accountants any such relationships to determine the accountants’ independence and objectivity.  The Committee should take, or recommend to the Board that it take appropriate action to oversee the independence of the accountants.

9.	Ensure the independent accountants’ ultimate accountability to the Board and the Committee, as representatives of the shareholders, receiving direct reports from the accountants.
10.	Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization’s financial statements.
11.	Discuss with the independent auditors all matters required by Statement of Auditing Standards No. 61 relating to the conduct of the audit.
12.
Ensure that the lead audit partner of the independent accountants and the audit partner responsible for reviewing the audit are rotated at least every five years, and that all other audit partners are rotated at least every seven years.

Financial Reporting Processes

13.	In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.
14.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.
15.
Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountant’s, management, or the internal auditing department.

Process Improvements

16.
Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

17.	Establish procedures that allow employees of the Corporation or any of its subsidiaries to submit confidential and anonymous concerns regarding questionable accounting or auditing matters.
18.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters.
19.
Following completion of the annual audit, review separately, as needed, with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

20.
Review (and in the case of the independent accountants, settle) any disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

21.
Review with the independent accountants, the internal auditing department and management the adequacy and effectiveness of the accounting and financial controls of the Corporation and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

22.
Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

Compliance

23.
Review the Corporation’s financial statements, reports and other information disseminated to the public.  Assess compliance with legal requirements and engage outside consultants or counsel, when necessary.

24.	Review activities, organizational structure, and qualifications of the internal audit department.
25.	Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.
26.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s public financial statements.
27.	On an ongoing basis, review all related party transactions for potential conflict of interest situations. Approve related party transactions when warranted.
28.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or Board deems necessary or appropriate.

Reporting

29.	Prepare an audit committee report for inclusion in the Corporation’s annual proxy statement, consulting with the Corporation’s legal counsel, if necessary.

Miscellaneous

30.
Determine the appropriate funding for payment of (i) compensation to the independent accountants, (ii) compensation to any advisers employed by the Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

31.	Discuss with management any second opinions sought from an accounting firm other than the Corporation’s independent accountants, including the substance and reasons for seeking any such opinion.
32.
Review the internal audit function of the Corporation, including the independence, competence, staffing, adequacy and authority of the internal auditing department, the reporting relationships among the internal auditing department, financial management and the Audit Committee, the internal audit reporting obligations, the proposed internal audit plans for the coming year, and the coordination of such plans with the independent accountants.

33.	Review findings from completed internal audits and progress reports on the proposed internal audit plan, together with explanations for any deviations from the original plan.
34.	Review the appointment, reassignment or dismissal of the director of the internal audit.

35
Review at least annually the material exceptions noted in the reports to the Audit Committee by the internal auditors and the independent accountants, and the progress made in responding to the exceptions.

36.
Inquire of management and the independent auditors about significant risks or exposures, review the Corporation’s policies for risk assessment and risk management, and assess the steps management has taken to control such risk to the Corporation.

37.	Review the Corporation’s policies and procedures for regular review of the expense accounts of the Corporation’s executive management.
38.
Review with management and legal counsel the Corporation’s system for assessing whether the Corporation’s financial statements, reports and other financial information required to be disseminated to the public and filed with governmental organizations satisfy the requirements of the SEC and NASD.

39.
Discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding the Corporation’s financial statements or accounting policies.

40.	Discuss with the Corporation’s legal counsel any regulatory matters that may have a material impact on the Corporation’s financial statements or its compliance and reporting policies.
41.
At its discretion, request that management, the independent accountants or the internal auditors undertake special projects or investigations which the Audit Committee deems necessary to fulfill its responsibilities.

V.Limitations of Audit Committee’s Roles

While the Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.  These are the responsibilities of management and the independent accountants.

REVOCABLE PROXY
BANNER CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
APRIL 26, 2011

The undersigned hereby appoints Robert D. Adams and David B. Casper, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Banner Corporation (“Banner”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Marcus Whitman Hotel at 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 26, 2011, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated.

	FOR		VOTE WITHHELD

1	The election as director of the nominees listed below (except as marked to the contrary below)	[ ]	[ ]

Jesse G. Foster
Mark J. Grescovich
D. Michael Jones
David A. Klaue
Brent A. Orrico

		FOR	AGAINST	ABSTAIN

2	Advisory approval of the compensation of Banner Corporation’s named executive officers.	[ ]	[ ]	[ ]

3	The ratification of the Audit Committee’s selection of Moss Adams LLP as the independent auditor for the year ending December 31, 2011.	[ ]	[ ]	[ ]

4	The approval of the amendment of Banner’s Articles of Incorporation to effect a reverse stock split.	[ ]	[ ]	[ ]

5	In their discretion, upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote “FOR” the above proposals.

The proxies or the trustees of the ESOP, as the case may be, will vote your shares as directed on this card.  If you do not indicate your choices on this card, the proxies will vote your shares in accordance with the directors’ recommendations.  If any other business is presented at the annual meeting, the proxies will vote your shares in accordance with the directors’ recommendations.  At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.  This proxy card also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and on matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from Banner prior to the execution of this proxy of the Notice  of Annual Meeting of Shareholders, a Proxy Statement dated March 22, 2011 and the 2010 Annual Report to Shareholders.

Dated:                       , 2011

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.